Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-261165

February 2, 2022

Valero Energy Corporation

Pricing Term Sheet

$650,000,000 4.000% Senior Notes due 2052

Issuer:	Valero Energy Corporation (the “Company”)

Ratings*:	Baa2 (negative) (Moody’s) / BBB (stable) (S&P) / BBB (stable) (Fitch)

Pricing Date:	February 2, 2022

Settlement Date:	February 7, 2022 (T+3)

Denominations:	$2,000 x $1,000

Title:	4.000% Senior Notes due 2052

Principal Amount:	$650,000,000

Maturity Date:	June 1, 2052

Benchmark Treasury:	UST 2.00% due August 15, 2051

Benchmark Treasury Price and Yield:	97-25;2.101%

Spread to Benchmark Treasury:	T+200 bps

Yield to Maturity:	4.101%

Price to Public:	98.261% of the principal amount

Coupon:	4.000%

Interest Payment Dates:	June 1 and December 1 of each year, commencing June 1, 2022

Make-Whole Call:	T+30 bps

Par Call:	On and after December 1, 2051

CUSIP/ISIN:	91913YBE9 / US91913YBE95

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Co-Managers

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made to investors on or about February 7, 2022, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day prior to delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533, BofA Securities, Inc. at 1 (800) 294-1322, Scotia Capital (USA) Inc. at 1 (800) 372-3930 or Wells Fargo Securities, LLC at 1 (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on February 2, 2022 relating to the prospectus dated November 18, 2021.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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